EXHIBIT 23.1 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-29639) on Form S-8 pertaining to the 1996 and 2006 Stock Option Plans and to options granted outside the plan under individual compensation contracts with employees of Empire Resources, Inc. and subsidiaries of our report dated March 25, 2008, with respect to the consolidated financial statements of Empire Resources, Inc. and subsidiaries included in their Annual Report (Form 10-K) for the year ended December 31, 2007 filed with the Securities and Exchange Commission on March 31, 2008.

New York, New York
March 25, 2008